Exhibit 99.1

Tri-Tech Holding Announces New Senior Executive Appointments

BEIJING, Aug. 19 /PRNewswire-Asia-FirstCall/ — Tri-Tech Holding Inc. (Nasdaq: TRIT), a leading total solutions provider to China’s water resources, municipal wastewater and industrial pollution control markets, announced today the appointment of two new senior executives.

Mr. Gavin Cheng was named co-president of Tri-Tech, responsible for the company’s general operations in China.

Mr. Hongzhi Ma was appointed deputy general manager of Tri-Tech’s subsidiary company Beijing Yanyu Water Tech Co., Ltd. (Yanyu). He will be responsible for Yanyu’s business development of water resource management and environmental business activities.

Mr. Cheng has more than 20 years experience in the fields of production safety and industrial pollution control. He has been focused on production safety automation for the oil, gas and petrochemical industries, including the development of technology for industrial environmental pollution controls. He is also an expert in product integration and project implementation. Mr. Cheng is familiar with customers’ needs in the industry. He has deep experience in supporting customers and has an outstanding track record of expanding businesses as well as general management. Before joining Tri-Tech, he served as president of Beijing Satellite Science & Technology Co. (BSST), which was acquired by Tri-Tech in August 2010.

Mr. Cheng founded BSST in 1994 and has been president since then. From 1987 to 1993, he worked on R&D and project management at the Beijing Test & Control Technology Institute of the Aeronautics Ministry. He graduated from Nanjing University of Aeronautics and Astronautics in 1987 with Bachelor of Engineering and Master of Engineering degrees. He received his Executive MBA from Peking University in 2001.

Mr. Ma is an expert in water resource management and water pollution control with more than 10 years experience. He was a participant in the national key scientific and technological project “Research on Carrying Capacity of Water Resources,” where he won the second place award for “Technology Development” at provincial and ministerial levels. He has successfully completed several river basin and provincial water consultation system projects as well as the installation of state and provincial information management systems for drought prevention projects. Mr. Ma is also experienced in planning and managing water resources and environmental projects. He is familiar with the GIS platform and MIS development and applications.

Prior to Tri-Tech, Mr. Ma founded Beijing Tianfuqin Technology, Ltd. in 2007 and served as general manager, Mr. Ma founded and served from 2001 to 2007 as general manager of Beijing Huitu Information & Technology, Ltd. He was a lecturer at the Department of Water Resource and Hydropower Engineering at Tsinghua University from 1998 to 2001. He graduated in 1998 from the Water Resource and Hydropower Department at Tsinghua University, with a Bachelor of Engineering in hydraulic architecture and a Master of Engineering in hydrology and water resources.

Chief Executive Officer Warren Zhao said, “We are very pleased to have Mr. Gavin Cheng and Mr. Hongzhi Ma join our company in senior positions. I want to extend a warm welcome to them. The appointment of these two senior executives significantly strengthens our management team. We believe their seasoned experience as well as their outstanding records and achievements in water resources, industrial pollution control and safety greatly enhance our capabilities. Their rich experience and management skills further solidify our ability to provide advanced technology, products and quality service to our customers. As a rapidly growing company, we will continue to add more mid-level and senior management talent as well as technical experts to effectively manage, expand and execute our projects and to ensure the fast and stable growth of our business.”

About Tri-Tech Holding Inc.

Tri-Tech designs customized sewage treatment and odor control systems for China’s municipalities and its larger cities. These systems combine software, information management systems, resource planning and local and distant networking hardware that includes sensors, control systems, programmable logic controllers, supervisory control and data acquisition systems. The company also designs systems that track natural waterway levels for drought control, monitor groundwater quality and assist the government in managing its water resources. The company is also moving into the industrial pollution control market. Tri-Tech owns 15 software copyrights and two technological patents and employs 200 people. Please visit http://www.Tri-Tech.cn for more information.

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This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include references to the successful completion of the project referenced herein and other statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks contained in reports filed by the company with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the company, are expressly qualified by the cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

For more information, please contact:

Investor Contact:

Hawk Associates

Frank Hawkins

Phone: +1-305-451-1888

Email: tritech@hawkassociates.com

SOURCE Tri-Tech Holding Inc.